EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

To the Board of Directors

SMTP, Inc.

We hereby consent to the inclusion in this amendment No.1 to the Registration Statement of SMTP, Inc. on Form S-1/A of our report dated November 23, 2010, with respect to the financial statements of SMTP.com, Inc. as of December 31, 2009 and 2008 (which report expresses an unqualified opinion on those financial statements), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in such prospectus forming a part of the registration statement.

/s/ McConnell & Jones, LLP

Houston, Texas

January 3, 2011

3040 Post Oak Blvd., Suite 1600

Houston, TX  77056

Phone:  713.968.1600

Fax: 713.968.1601

WWW.MCCONNELLJONES.COM